UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CARRAMERICA REALTY CORPORATION

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CARRAMERICA REALTY CORPORATION

1850 K Street, N.W.

Washington, D.C. 20006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 28, 2005

Dear Stockholder:

You are cordially invited to attend the 2005 annual meeting of stockholders of CarrAmerica Realty Corporation on Thursday, April 28, 2005, beginning at 9:30 a.m., Eastern Daylight Savings Time, at the Willard InterContinental Hotel, Crystal Ballroom, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004. At the meeting, stockholders will act on the following matters:

1.	Election of seven directors to serve for one-year terms expiring at the 2006 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.	Any other business that properly comes before the meeting or any adjournments or postponements of the meeting.

Only common stockholders of record at the close of business on March 4, 2005 will be entitled to vote at the meeting or any adjournments or postponements of the meeting.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance to stockholders only. Registration will begin at 8:30 a.m. Cameras and recording devices will not be permitted at the meeting. “Street name” holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU EXPECT TO ATTEND:

Whether or not you expect to attend the annual meeting, you are urged to sign and date the enclosed proxy, which is being solicited on behalf of the Board of Directors, and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Linda A. Madrid

Corporate Secretary

Washington, D.C.

March 29, 2005

CARRAMERICA REALTY CORPORATION

1850 K Street, N.W.

Washington, D.C. 20006

PROXY STATEMENT FOR ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON APRIL 28, 2005

ABOUT THE MEETING

References to “we,” “our,” “us” and “CarrAmerica” in this proxy statement refer to CarrAmerica Realty Corporation and its subsidiaries and affiliates. This proxy statement, the enclosed form of proxy and the 2004 Annual Report to Stockholders are being mailed to stockholders beginning on or about March 29, 2005.

Why am I receiving this Proxy Statement?

This proxy statement contains information related to the solicitation of proxies for use at our 2005 annual meeting of stockholders, to be held on Thursday, April 28, 2005, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made on behalf of our Board of Directors.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on March 4, 2005 are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on that date at the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

What are the voting rights of stockholders?

Each share of common stock entitles its holder to cast one vote on each matter on which a vote may be taken.

What will constitute a quorum at the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 4, 2005 will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and any broker non-votes in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

At the close of business on March 4, 2005, there were 55,245,132 shares of our common stock outstanding.

How do I vote?

You may vote either by filling out and returning the accompanying proxy card or by attending the annual meeting in person and filling out a written ballot at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us (and not revoked), it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the election of all of the nominees for our Board of Directors named herein, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, and as recommended by our Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

May I change my vote after I return my proxy card?

Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

Who pays the costs of soliciting proxies?

We will pay the costs of soliciting proxies. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

How can I receive a copy of CarrAmerica’s annual report on Form 10-K for the year ended December 31, 2004?

This proxy statement is being accompanied by the annual report to stockholders. In addition, we will provide to you, without charge, a copy of our annual report on Form 10-K for the year ended December 31, 2004 and filed with the Securities and Exchange Commission on February 25, 2005 upon written request to Stephen M. Walsh, CarrAmerica Realty Corporation, 1850 K Street, N.W., Washington, D.C. 20006.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Board of Directors

Our Board of Directors currently consists of seven directors, each with a term expiring at the 2005 annual meeting of stockholders. Six of the nominees currently are members of our Board of Directors and have been nominated for re-election at the annual meeting, each to serve a one-year term until the 2006 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or retirement. Mr. Bryce Blair, a new nominee, was approved for inclusion in this proxy statement by our Nominating and Corporation Governance Committee and has been nominated by our Board of Directors for election at the annual meeting to serve a one-year term until the 2006 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or retirement. Mr. Blair was recommended to our Nominating and Corporate Governance Committee by Mr. Thomas A. Carr, our Chairman of the Board of Directors and Chief Executive Officer.

The Board of Directors knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board of Directors may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board of Directors, or the Board of Directors may, as permitted by our bylaws, decrease the size of our Board of Directors. For a discussion of our Board’s determination of the independence of our directors and other corporate governance matters, please see the section entitled “Director Independence, Corporate Governance, Board Committees and Director Compensation Information” below.

Nominees for Election to Terms Expiring in 2006

The following is a biographical summary of the nominees for election as directors.

Thomas A. Carr, 46, has been our Chairman of the Board of Directors since May 2000 and a director since 1993 and Chief Executive Officer since 1997. Mr. Carr was our President from 1993 until March 2002, our Chief Operating Officer from April 1995 to May 1997 and our Chief Financial Officer from February 1993 to April 1995. Mr. Carr holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Real Estate Round Table, the Young Presidents Organization and Federal City Council. He was a member of the Board of Directors of The Oliver Carr Company from April 1991 through March 2005. Mr. Carr is chairman of the Executive Committee and a member of the Investment Committee of the Board of Directors. In addition, Mr. Carr is a member of management’s Operating and Investment Committees. Mr. Carr is the brother of Robert O. Carr. Mr. Robert O. Carr is President of CarrAmerica Urban Development, LLC, one of our indirect wholly-owned subsidiaries.

Bryce Blair, 46, is a new nominee to our Board of Directors. Mr. Blair has served as the Chief Executive Officer of AvalonBay Communities, Inc., a residential real estate investment trust, since February 2001 and as Chairman of its Board of Directors since January 2002. He was AvalonBay’s President from September 2000 to March 2005 and its Chief Operating Officer from February 1999 to February 2001. He served as Senior Vice President—Development, Acquisitions and Construction of AvalonBay from August 1993 to February 1999. From 1985 until 1993, Mr. Blair was a partner with Trammell Crow Residential, a diversified commercial real estate company. He holds a Masters of Business Administration degree from Harvard Business School and an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the Board of Governors of the National Association of Real Estate Investment Trusts and is Chairman of the Multifamily Council of the Urban Land Institute. Mr. Blair also is a member of the National Multi-Housing Council and the Young Presidents Organization. He currently is the Chairman of the Board of Directors of AvalonBay, a position that he has held since January 2002.

Andrew F. Brimmer, 78, has been a director since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts, Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other affiliated funds) and Borg-Warner Automotive, Inc. From June 1995 through August 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He was a member of the Board of Governors of the Federal Reserve System from March 1966 through August 1974. Dr. Brimmer received a Bachelor of Arts degree and a master’s degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is chairman of the Audit Committee and a member of the Conflicts Committee, the Executive Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors.

Joan Carter, 61, has been a director since July 2003. Ms. Carter is co-founder of UM Holdings Ltd. and has been its President since 1973. UM Holdings owns and operates several private companies, including PetroChem Inspection Services, a provider of outsourced safety inspection to the petrochemical industry. Ms. Carter serves as Chief Executive Officer of PetroChem Inspection Services. UM Holdings is a major shareholder in Cybex International (AMEX: CYB), a manufacturer of fitness equipment. Ms. Carter serves as Vice Chairman of the Cybex Board of Directors. She also serves on the Board of Trustees of the Penn Mutual Life Insurance Company and served as Chairperson of the Board of Directors of the Federal Reserve Bank of Philadelphia from January 1998 through December 2000. A graduate of the College of Wooster, she currently serves on that school’s Board of Trustees and is a Trustee for Lourdes Medical Center in Camden, New Jersey. Ms. Carter serves on the Audit Committee, the Conflicts Committee and the Executive Compensation Committee of the Board of Directors.

Philip L. Hawkins, 49, has been a director since March 2002. Mr. Hawkins has been our President since March 2002 and Chief Operating Officer since October 1998. From February 1996 to October 1998, Mr. Hawkins served as Managing Director—Asset Management. Prior to that time Mr. Hawkins was employed by Jones Lang LaSalle, a real estate services company, since 1982. Mr. Hawkins is a director of SBA Communications Corporation, a publicly-traded wireless tower owner and operator. He holds a Masters in Business Administration from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Hamilton College. Mr. Hawkins is a member of the Investment Committee of the Board of Directors. In addition, Mr. Hawkins is a member of management’s Operating and Investment Committees.

Robert E. Torray, 67, has been a director since February 2002. Mr. Torray is the founder and has been Chairman of Robert E. Torray & Co., Inc., an institutional investment firm, since 1972. Mr. Torray is also the founder and President of Torray Corporation, a mutual fund manager, and is founder and Chairman of Birmingham Capital Management Company, an investment management company. Mr. Torray received his Bachelor of Arts from Duke University. Mr. Torray is chairman of the Conflicts Committee and a member of the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Compensation Committee of the Board of Directors.

Wesley S. Williams, Jr., 62, has been a director since February 1993. Since 1998, Mr. Williams has been Co-Chairman of the Board of Directors of Lockhart Companies, Inc., an owner and operator of commercial real estate and provider of insurance and financial services, and of its real estate, insurance, and consumer finance subsidiaries, and since 2004 has also been President of Lockhart Companies. From 1975 through 2004, Mr. Williams was a partner in the law firm of Covington & Burling. After serving as a junior member of the Faculty of Law of Columbia University, Mr. Williams was adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973. In addition, he is an author or contributing author of several texts on banking law and on real estate investment and finance, and served for more than a decade on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams was also Chairman of the Board of Directors of the Federal Reserve Bank of Richmond from 2003 through 2004 and was deputy chairman of the Federal Reserve Bank of Richmond from 2001 through 2002. Mr. Williams is currently a member of the Board of Directors of The Bear Stearns Companies Inc., a publicly-traded investment banking, clearance and brokerage firm. He was also, from 2001 through early 2005, Chairman of the Executive Committee of the Board of Regents

of the Smithsonian Institution. Mr. Williams received Bachelor of Arts and J.D. degrees from Harvard University, a Masters of Arts degree from the Fletcher School of Law and Diplomacy and an LL.M. degree from Columbia University. Mr. Williams is chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee, Executive Committee and the Conflicts Committee of the Board of Directors. He also serves as the lead director of the independent directors of CarrAmerica.

Vote Required and Recommendation

Once a quorum is present, the affirmative vote of a plurality of all the votes cast at the annual meeting is necessary for the election of a director. Therefore, the seven individuals with the highest number of affirmative votes will be elected to the seven directorships. For purposes of the election of directors, “Withhold Authority” votes will not be counted as votes cast and will have no effect on the result of the vote.

Our Board of Directors recommends that you vote FOR the nominees named in this proxy statement as directors to hold office for the term expiring at the 2006 annual meeting of stockholders and until their successors are elected and qualified or until their earlier death, resignation or retirement.

DIRECTOR INDEPENDENCE, CORPORATE GOVERNANCE, BOARD COMMITTEES AND DIRECTOR COMPENSATION INFORMATION

Independence of Our Directors

The listing standards of the New York Stock Exchange, or NYSE, require that we have and maintain a board with at least a majority of “independent” directors. NYSE listing standards also require that we maintain an audit committee, compensation committee and nominating corporate/governance committee, each of which must be comprised solely of independent directors. In addition to setting forth the minimum standards for independence, the NYSE rules require that our Board affirmatively determine that there are no material relationships between a director and us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) before such director can be deemed independent.

In light of the NYSE’s listing standards regarding board independence, our Board reviewed the independence status of each of our directors. During this evaluation process, our Board reviewed both direct and indirect transactions and relationships that each of our directors had or maintained with us, our management and employees. The purpose of this review was to determine the independence of each director and whether such director would be considered an independent director under the NYSE’s listing standards.

As a result of this review, our Board, based upon the fact that none of our non-employee directors have any relationships with us other than as directors and holders of our common stock, affirmatively determined that all four of our non-employee directors standing for re-election currently are independent under the NYSE’s listing standards. These independent directors are Andrew F. Brimmer, Joan Carter, Robert E. Torray and Wesley S. Williams. Thomas A. Carr and Philip L. Hawkins are not considered independent because of their employment as our executive officers.

Codes of Ethics and Corporate Governance Principles

Code of Ethics. In November 2002, our Board of Directors adopted a Code of Business Conduct and Ethics, which is intended to set forth for our directors, officers and employees the basic principles and guidelines for resolving various legal and ethical questions that may arise in the workplace and in the conduct of our business.

Code of Ethics for the CEO and Senior Financial Officers. In February 2002, the Audit Committee adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, setting forth for such officers, principles and guidelines for resolving various legal and ethical questions that may arise in the conduct of our business.

Corporate Governance Principles. In February 2004, our Board of Directors adopted amended Corporate Governance Principles, which were originally adopted in November 2002, setting forth the guidelines for the conduct of our Board of Directors.

Where You Can Find These Documents. Our Code of Business Conduct and Ethics, Code of Ethics for the CEO and Senior Financial Officers and Corporate Governance Principles are available on our website at www.carramerica.com. We will provide copies of our Code of Business Conduct and Ethics, Code of Ethics for the CEO and Senior Financial Officers and Corporate Governance Principles free of charge to any stockholder who sends a written request to Office of the Corporate Secretary, CarrAmerica Realty Corporation, 1850 K Street, N.W., Washington, D.C. 20006. We will post on our website any amendment to, or a waiver from, a provision of our Code of Ethics for the CEO and Senior Financial Officers.

Attendance by Our Directors of Board and Committee Meetings During 2004

Our Board of Directors held four meetings and acted once by unanimous written consent during 2004. Other than Mr. Hawkins, who attended all board meetings but attended three out of six Investment Committee meetings during 2004, none of our directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors and Board committees held during the period in which he or she served on our Board and its committees. Our directors are expected to attend, in person or by telephone, all Board meetings and meetings of the committees on which they serve.

Committees of our Board of Directors

As authorized by our bylaws, our Board of Directors has established an Audit Committee, Executive Compensation Committee, Nominating and Corporate Governance Committee, Conflicts Committee, Executive Committee and Investment Committee. The following table sets forth the membership of these Committees as of March 15, 2005.

Director	Audit Committee	Executive Compensation Committee	Nominating and Corporate Governance Committee	Conflicts Committee	Executive Committee	Investment Committee
Andrew F. Brimmer	C	M	M	M
Thomas A. Carr					C	M
Joan Carter	M	M		M
Philip L. Hawkins						M
Timothy Howard	M	C		M	M
Robert E. Torray		M	M	C		M
Wesley S. Williams, Jr.	M		C	M	M	C

“C” signifies a chairperson and “M” signifies a member.

The functions performed by these committees are described below.

Audit Committee. Our Board’s Audit Committee assists the Board of Directors in monitoring the integrity and accuracy of our financial statements, our systems of internal controls regarding finance, accounting and legal compliance, our independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of any accounting firm employed by CarrAmerica (including the resolution of disputes between management and the accounting firm regarding financial reporting) for the purpose of preparing and issuing an audit report or other work related to the preparation, review and audit of our financial statements, and such firm will report directly to the Audit Committee.

Pursuant to the charter of the Audit Committee, all of the members of the Audit Committee must meet the independence, experience and financial literacy and expertise requirements of the NYSE’s listing standards, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Securities and Exchange Commission, as in effect from time to time. Our Board of Directors has determined that each of Andrew F. Brimmer, Joan Carter, Timothy Howard and Wesley S. Williams, Jr., all of the members of our Audit Committee, is independent within the meaning of the requirements of the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. The Board of Directors also has determined that each of Andrew F. Brimmer, Timothy Howard and Wesley S. Williams, Jr., is an audit committee financial expert, as defined by the rules and regulations promulgated by the Securities and Exchange Commission, and has accounting or related financial management expertise as required by the NYSE’s listing standards. In addition, the Board of Directors has determined that each of the members of the Audit Committee is financially literate in accordance with the NYSE’s listing standards. The Audit Committee met four times in 2004.

Executive Compensation Committee. The principal purposes of the Executive Compensation Committee are to discharge the Board of Directors’ responsibilities relating to compensation of our executive officers, including to:

•	establish the compensation and benefits of our executive officers;

•	make recommendations to the Board of Directors regarding compensation of our directors;

•	recommend, implement and administer our incentive and equity-based compensation plans; and

•	produce an annual report on executive and Chief Executive Officer compensation for inclusion in our annual proxy statement in conformity with the rules and regulations of the Securities and Exchange Commission.

Our Board’s Executive Compensation Committee is currently comprised entirely of directors that meet the independence requirements of the NYSE, as currently in effect, and all members must continue to meet those requirements as in effect from time to time. In addition, all of the members of the Executive Compensation Committee must meet any other legal requirements relevant to the proper administration of our executive compensation program, including requirements under the federal securities laws and the Internal Revenue Code of 1986. The Executive Compensation Committee met four times in 2004.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee was established to:

•	ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to the stockholders and CarrAmerica;

•	assess periodically the size of the Board to ensure the Board can effectively carry out its obligations; and

•	develop and recommend to the Board a set of corporate governance principles to assist the Board in fulfilling its corporate governance responsibilities.

The Nominating and Corporate Governance Committee also has the authority to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors and members of the committees of the Board of Directors. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. See “Director Nomination and Evaluation Process” below. Our Nominating and Corporate Governance Committee is currently comprised entirely of directors that meet the independence requirements of the NYSE, as currently in effect, and all of the members of the Nominating and Corporate Governance Committee must continue to meet those requirements, as in effect from time to time. The Nominating and Corporate Governance Committee met two times in 2004.

Conflicts Committee. Our Board’s Conflicts Committee was created to review and take action with respect to proposed transactions involving CarrAmerica, including one or more of its subsidiaries or affiliates, and in which one or more directors or executive officers of CarrAmerica may have a material direct or indirect, personal or financial interest. The Conflicts Committee met two times in 2004.

Executive Committee. Our Board’s Executive Committee may exercise the full authority of our Board of Directors, except that the Executive Committee may not amend our charter or bylaws, authorize dividends, adopt a plan of merger or consolidation, recommend to stockholders the sale or lease of all or substantially all of our assets, elect any of our directors, elect or remove any of our officers or establish compensation for any of our executive officers. The Executive Committee did not meet in 2004.

Investment Committee. Our Board’s Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition or disposition of assets by us, the incurrence of indebtedness secured by our properties, or the investment in, or disposition of, equity or debt securities by us. The Investment Committee met six times in 2004.

Where You Can Find Our Board’s Committee Charters

Each of our Board’s Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee has adopted a written charter as required by the listing standards of NYSE. These committee charters, which more fully describe the scope of the respective committee’s duties and responsibilities, are available on our website at www.carramerica.com. An amended and restated charter of the Audit Committee was furnished as an appendix to the proxy statement for last year’s annual meeting. We will provide copies of these charters free of charge to any stockholder who sends a written a request to Office of the Corporate Secretary, CarrAmerica Realty Corporation, 1850 K Street, N.W., Washington, D.C. 20006.

Director Nomination and Evaluation Process

In February 2004, the Board of Directors adopted and approved an amended and restated charter of the Nominating and Corporate Governance Committee. In addition, in January 2004, the Nominating and Corporate Governance Committee adopted a policy regarding qualification and nomination of director candidates to continue to ensure that our Board of Directors consists of a diversified group of individuals with strong business experience, good judgment and high integrity. The policy sets forth the qualification requirements for potential director candidates, the process for identifying and evaluating individuals qualified to become members of the Board of Directors, the policies regarding the consideration of director candidates recommended by stockholders, and the procedures for stockholders to submit recommendations of director candidates to the Nominating and Corporate Governance Committee.

In considering potential director candidates, the Nominating and Corporate Governance Committee requires that a candidate meet the following minimum qualifications:

•	high integrity;

•	an ability to exercise sound judgment;

•	an ability to make independent analytical inquiries;

•	a willingness and ability to devote adequate time and resources to diligently perform the duties of a director; and

•	appropriate and relevant business experience and acumen.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee will take into account the following additional factors when considering whether to nominate a particular person:

•	whether the person possesses specific real estate expertise and familiarity with general issues affecting CarrAmerica’s business;

•	whether the person’s nomination and election would enable the Board of Directors to have a member that qualifies as an “audit committee financial expert” as such term is defined by the Securities and Exchange Commission in Item 401 of Regulation S-K;

•	whether the person would qualify as an “independent” director under the rules of the NYSE and CarrAmerica’s Corporate Governance Principles;

•	the importance of continuity of the existing composition of the Board of Directors; and

•	the importance of diversified Board membership, in terms of both the individuals involved and their various experiences and areas of expertise.

The Nominating and Corporate Governance Committee identifies director candidates based on input provided by a number of sources, including members of the Nominating and Corporate Governance Committee, other directors of CarrAmerica, our stockholders, our Chief Executive Officer or President, and third parties. The

Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the Nominating and Corporate Governance Committee takes into account the number of expected director vacancies that need to be filled and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated.

Once director candidates have been identified, the Nominating and Corporate Governance Committee evaluates these candidates in light of the qualifications described above, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination are re-evaluated based on their performance as directors, as well as to ensure that they continue to meet the required qualifications.

All candidates submitted by stockholders will be evaluated in the same manner as all other director candidates. A stockholder wishing to recommend a candidate for election to the Board of Directors must give timely written notice of his or her nomination of a candidate to our Corporate Secretary. As set forth in Section 3.11 of our bylaws, in order to be considered timely, a stockholder’s notice shall be delivered to the Corporate Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In order to be valid, such stockholders’ notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such stockholder, as they appear on CarrAmerica’s books and of such beneficial owner and the class and number of shares of CarrAmerica which are owned beneficially and of record by such stockholder and such beneficial owner.

Executive Sessions of Non-Management Directors

As contemplated by our Corporate Governance Principles, our non-management directors devote a portion of each regularly scheduled Board meeting to meet in an executive session without participation by management. These executive sessions, which are intended to promote open discussions among our non-management directors, are presided over by a “lead” non-management director. During 2004, our non-management directors held four executive sessions. These executive sessions were presided over by Wesley S. Williams, Jr., our current lead director. Our Corporate Governance Principals also require that the independent directors meet in executive session at least once annually. During 2004, three of the four executive sessions held by non-management directors as discussed above were attended solely by our independent directors. The remaining executive session held by our non-management directors during 2004 was held at a time when we had one non-management director who was not independent and, as a result, the independent directors held a separate executive session.

Stockholder and Other Interested Party Communications with Our Board

To enable our stockholders and interested parties to communicate with our Board, we have set up a procedure by which our stockholders and other interested parties may communicate with our Board, non-management directors (all of whom are independent directors) as a group, or the lead director. If you wish to communicate with our Board, non-management directors as a group, or the lead director, you may do so by sending a written communication to the attention of “Lead Director,” c/o Office of the Corporate Secretary, 1850 K Street, N.W., Washington, D.C. 20006. All written communications sent to a director or directors will be reviewed by our Corporate Secretary and, if the inquiry or the communication is relevant to, and consistent with, our corporate governance, business operations and business practices and serve a legitimate purpose, it will be forwarded to our Board, the non-management directors, or the lead director, as the case may be.

Policy on Attendance of Annual Stockholders Meetings by Directors

Six of seven directors attended our 2004 annual meeting of stockholders. We strongly encourage our directors to attend all annual and special meetings of our stockholders.

Compensation of Directors

We pay an annual retainer of $25,000 to directors who are not our employees. Each non-employee director may elect to receive his or her annual retainer and fees in cash or defer all or any portion of such retainer and fees as described below. We also pay each non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of our Board of Directors and for each committee meeting held on a non-Board meeting day. Our Board of Directors meeting fee is $1,200 and the committee meeting fee is $750, except that the committee meeting fee for each Audit Committee meeting is $1,000. In addition, the chairman of each committee receives an additional annual fee of $1,000, except that the fee for the chairman of the Audit Committee is $2,000.

We also compensate our directors through our 1997 Stock Option and Incentive Plan (the “1997 Plan”). Each continuing non-employee director receives a grant of 1,000 restricted shares of our common stock immediately following the election of directors at each annual meeting of our stockholders. The shares vest in full on the first anniversary of the date of grant. Both employee directors and non-employee directors are eligible to receive other grants under the 1997 Plan, which grants are provided at the discretion of our Executive Compensation Committee. No discretionary grants were made to our non-employee directors in 2004.

Our non-employee directors may elect to defer all or any portion of the retainer and fees paid in cash for service on the Board or any committee thereof in accordance with our Directors’ Deferred Compensation Plan, subject to a minimum deferral of $1,000 per plan year. Each participant may make an annual election to defer compensation for a specified period of years, with a minimum of two years, and/or until termination of service, if sooner. Upon making a deferral election, the non-employee director must also elect the form in which payment is to be made when due, which form may be a lump sum or in annual installments over a period of up to five years. If no election is made, payments will be made over a period of five years. Premature withdrawal is not permitted except to the extent necessary to address an unforeseeable emergency. The plan establishes the terms for withdrawals from participants’ accounts. We have the sole right to distribute amounts from accounts established pursuant to the plan if it is determined that the deferred elections, the earnings credited to accounts previously deferred or the deferred compensation account balances under the plan could or might result in us failing to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005. KPMG LLP has served as our independent registered public accounting firm since 1993. We have received from Mrs. Evelyn Y. Davis, editor of Highlights & Lowlights, a stockholder proposal requesting that our Board of Directors seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. After careful consideration of the matter and in recognition of the importance of this issue to our stockholders, the Board has determined that it is in the best interests of CarrAmerica and our stockholders to seek the ratification by our stockholders of our Audit Committee’s selection of our independent registered public accounting firm. A representative of KPMG LLP is expected to be present at the annual meeting and will be available to respond to appropriate questions and make such statements as he or she may desire.

Vote Required and Recommendation

If a quorum is present, the affirmative vote of the holders of a majority of all the votes cast in person or represented by proxy at the meeting with respect to the matter will be required to approve proposal 2. For purposes of approving proposal 2, abstentions and any broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Our Board of Directors recommends that you vote FOR the ratification of such appointment. Even if the appointment of KPMG LLP as our independent registered public accounting firm is ratified, the Board of Directors and the Audit Committee may, in their discretion, change that appointment at any time during the year should they determine such a change would be in our and our stockholders’ best interests. In the event that the appointment of KPMG LLP is not ratified, the Audit Committee of our Board of Directors will consider the appointment of another independent registered public accounting firm, but will not be required to appoint a different firm.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Disclosure of KPMG LLP Fees for the Years Ended December 31, 2004 and 2003

For services rendered during or in connection with our fiscal years 2004 and 2003, as applicable, KPMG LLP billed the following fees:

	2004		2003
Audit Fees	$1,144,500		$595,850
Audit-Related Fees	30,000	(1)	36,700	(3)
Tax Fees	294,691	(2)	319,767	(4)
All Other Fees	0		0

Total	$1,469,191		$952,317

(1)	Consisted of $20,000 for accounting research and consultations and other services and $10,000 for an employee benefit plan audit.
(2)	Consisted of $140,347 for tax compliance services and $154,344 for tax advisory services.
(3)	Consisted of $28,300 for accounting research and consultations and other services and $8,400 for an employee benefit plan audit.
(4)	Consisted of $144,154 for tax compliance services for consolidated entities and $175,613 for tax advisory services.

Pre-Approval of Audit and Non-Audit Services

Our Audit Committee, which has the sole authority to pre-approve any engagement of CarrAmerica’s independent registered public accounting firm to provide audit, audit-related or non-audit services, has established policies and procedures for approving all professional services rendered by KPMG LLP. Under our pre-approval policies and procedures, our Audit Committee may not delegate the pre-approval of audit services to management of CarrAmerica but itself must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee generally reviews and approves engagement letters for audit services before the provision of those services commences. For all other services, the Audit Committee has pre-approved the use of KPMG LLP for specific services up to certain pre-determined dollar limits. Any services not specified or services which will exceed the pre-determined dollar limits must be approved by the Audit Committee Chairman or another designated member of the Audit Committee. The member to whom such authority is delegated is responsible for reporting action taken to the Audit Committee at its next meeting.

EXECUTIVE COMPENSATION

The following table provides information on the annual and long-term compensation for our Chief Executive Officer and our four most highly compensated other executive officers, which we refer to collectively as the named executive officers, for the periods indicated. Each of our executive officers is appointed annually and serves at the discretion of our Board of Directors.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)		Bonus($)		Restricted Stock Award(s)($)(1)		All Other Compensation($)
Thomas A. Carr Chief Executive Officer and Chairman of the Board of Directors	2004 2003 2002	$450,000 450,000 450,000		$550,000 450,000 270,000	(2)	$455,642 161,902 164,707	(3) (3) (3)(4)	$198,880 78,733 44,003	(5)(6) (5)(6) (5)

Philip L. Hawkins President and Chief Operating Officer	2004 2003 2002	$400,000 400,000 395,385	(7)	$440,000 360,000 216,000	(2)	$390,003 134,719 131,778	(8) (8) (4)(8)	$182,871 88,125 46,803	(6)(9) (6)(9) (9)

Karen B. Dorigan Chief Investment Officer	2004 2003 2002	$300,000 300,000 300,000		$185,000 150,000 90,000	(2)	$191,240 161,663 131,778	(10) (10) (4)(10)	$98,222 83,882 34,781	(6)(11) (6)(11) (11)

Stephen E. Riffee Chief Financial Officer	2004 2003 2002	$280,000 280,000 265,731	(12)	$190,000 165,000 100,000	(2)	$210,017 176,991 120,400	(13) (13) (4)(13)	$108,207 91,474 32,260	(6)(14) (6)(14) (14)

Linda A. Madrid Managing Director, General Counsel and Corporate Secretary	2004 2003 2002	$255,000 250,962 220,000	(15)	$165,000 127,500 66,000	(2)	$153,005 125,259 65,889	(16) (16) (4)(16)	$79,880 66,398 24,654	(6)(17) (6)(17) (17)

(1)	Represents the value of grants of restricted stock made under our 1997 Stock Option and Incentive Plan based on the closing sale price of our common stock on the date of grant. The shares of restricted stock vest ratably over a four-year period, assuming the named executive officer is still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date. On each vesting date, the named executive officer receives shares representing 25% of the total number of shares of restricted stock. The grantees are entitled to current voting rights and dividend payments (such dividends were $0.50 per share for each quarter of 2004) under the terms of their restricted stock agreements. As of December 31, 2004, the total holdings of restricted stock of the named executive officers and the market value of such holdings based on $33.00 per share of our common stock, the last sale price of our common stock on the NYSE on December 31, 2004, were as follows:

Named executive officer	Number of Restricted Stock Holding	Total Value of Restricted Stock Holding at 12/31/04
Thomas A. Carr	22,204 shares	$732,732
Philip L. Hawkins	18,872 shares	622,776
Karen B. Dorigan	16,249 shares	536,217
Stephen E. Riffee	15,870 shares	523,710
Linda A. Madrid	9,955 shares	328,515

(2)	Paid in 2005 for the year ended December 31, 2004.
(3)	Mr. Carr was awarded 14,050 shares of restricted stock on February 12, 2004, 6,760 shares of restricted stock on January 29, 2003 and 5,472 restricted stock units on February 20, 2002.
(4)	Represents the value of grants of restricted stock units made under our 1997 Stock Option and Incentive Plan. Beginning in 2002, the Board of Directors determined to no longer grant restricted stock units. In 2002, the named executive officers converted all of their then unvested restricted stock units (including the 2002 grants) into shares of restricted stock. The vesting schedule of the restricted stock was not altered from the vesting schedule for the restricted stock units. The restricted stock units previously granted vested ratably over a five-year period, assuming the named executive officer was still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date. The grantees were entitled to dividend equivalent payments (such dividends were $0.50 per share for each quarter of 2002, 2003 and 2004) under the terms of their restricted stock unit agreements under certain circumstances. On each vesting date, the grantee received shares representing 20% of the total number of restricted stock units granted plus an amount equal to the dividends that would have been paid on such shares had the shares been outstanding since the grant date, or the cash equivalent thereof, at our option. The grants of restricted stock units did not entitle the grantees to any current voting rights. The named executive officers had the option to defer receipt of the shares of common stock due upon vesting of the restricted stock units. Such deferral must have been made by the end of the fiscal year prior to the vesting of each restricted stock unit.
(5)	Includes: (i) employer matching and profit sharing contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Retirement Plan in the aggregate amounts of $15,375, $15,000 and $14,250, respectively; (ii) employer contributions for 2004, 2003 and 2002 for life, accidental death and dismemberment (AD&D), and long-term disability insurance premiums in the amounts of $1,140, $918 and $1,296, respectively; (iii) employer contributions for 2004, 2003 and 2002 for short-term disability insurance premiums in the amounts of $346, $403 and $403, respectively; (iv) employer contributions for 2004 and 2002 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $20,250 and $20,250, respectively; (v) employer contributions for 2004, 2003 and 2002 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $9,900, $8,524 and $7,804, respectively; and (vi) cash value awards for 2004 and 2003 of $151,876 and $53,888, respectively.
(6)	The 2004 and 2003 cash value awards are awards of cash, the amounts of which were determined based on the number of stock-equivalent units underlying the cash value award and the last reported sale price of our common stock on the grant dates. These cash value awards were awarded to each named executive officer on February 12, 2004 and January 29, 2003, respectively, in connection with grants of 2004 and 2003 restricted stock awards to such named executive officer on the corresponding dates. The 2004 cash value award was calculated based on the last reported sale price of our common stock on the NYSE on February 12, 2004 of $32.43 per share and the 2003 cash value award was based on the last reported sale price of our common stock on the NYSE on January 29, 2003 of $23.95 per share. The cash value awards vest annually in equal amounts over a four-year period on each anniversary date of the grant, assuming the named executive officer is still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date.
(7)	Mr. Hawkins’ annual salary was $380,000 from January through March 2002, when it was increased to $400,000.
(8)	Mr. Hawkins was awarded 12,026 shares of restricted stock on February 12, 2004, 5,625 shares of restricted stock on January 29, 2003 and 4,378 restricted stock units on February 20, 2002.
(9)

Includes: (i) employer matching and profit sharing contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Retirement Plan in the aggregate amounts of $15,375, $15,000 and $14,250, respectively; (ii) employer contributions for 2004, 2003 and 2002 for life, AD&D and long-term disability insurance premiums in the amounts of $1,140, $918 and $1,296, respectively; (iii) employer contributions for 2004, 2003 and 2002 for short-term disability insurance premiums in the amounts of $346, $403 and $403, respectively; (iv) employer contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $26,099, $18,374 and $23,050, respectively; (v) employer contributions for 2004, 2003 and 2002 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $9,900, $8,524 and $7,804, respectively; and (vi) cash value awards for 2004 and 2003 of $130,012 and $44,906, respectively.
(10)	Ms. Dorigan was awarded 5,897 shares of restricted stock on February 12, 2004, 6,750 shares of restricted stock on January 29, 2003 and 4,378 restricted stock units on February 20, 2002.
(11)	Includes: (i) employer matching and profit sharing contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Retirement Plan in the aggregate amounts of $15,375, $15,000 and $14,250, respectively; (ii) employer contributions for 2004, 2003 and 2002 for life, AD&D and long-term disability insurance premiums in the amounts of $1,140, $918 and $1,282, respectively; (iii) employer contributions for 2004, 2003 and 2002 for short-term disability insurance premiums in the amounts of $346, $403 and $403, respectively; (iv) employer contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $11,631, $8,290 and $11,042, respectively; (v) employer contributions for 2004, 2003 and 2002 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $5,973, $5,383 and $7,804, respectively; and (vi) cash value awards for 2004 and 2003 of $63,757 and $53,888, respectively.
(12)	Mr. Riffee’s annual salary was $227,000 from January through March 2002, when it was increased to $280,000.
(13)	Mr. Riffee was awarded 6,476 shares of restricted stock on February 12, 2004, 7,390 shares of restricted stock on January 29, 2003 and 4,000 restricted stock units on February 20, 2002.
(14)	Includes: (i) employer matching and profit sharing contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Retirement Plan in the aggregate amounts of $15,375, $15,000 and $14,250, respectively; (ii) employer contributions for 2004, 2003 and 2002 for life, AD&D and long-term disability insurance premiums in the amounts of $1,140, $918 and $1,237, respectively; (iii) employer contributions for 2004, 2003 and 2002 for short-term disability insurance premiums in the amounts of $346, $403 and $403, respectively; (iv) employer contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $11,463, $7,712 and $8,566, respectively; (v) employer contributions for 2004, 2003 and 2002 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $9,900, $8,524 and $7,804, respectively; and (vi) cash value awards for 2004 and 2003 of $69,984 and $58,917, respectively.
(15)	Ms. Madrid’s annual salary was $220,000 from January through February 2, 2003 when it increased to $255,000.
(16)	Ms. Madrid was awarded 4,718 shares of restricted stock on February 12, 2004, 5,230 shares of restricted stock on January 29, 2003 and 2,189 restricted stock units on February 20, 2002.
(17)	Includes: (i) employer matching and profit sharing contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Retirement Plan in the aggregate amounts of $15,375, $15,000 and $14,250, respectively; (ii) employer contributions for 2004, 2003 and 2002 for life, AD&D and long-term disability insurance premiums in the amounts of $1,140, $897 and $1,209, respectively; (iv) employer contributions for 2004, 2003 and 2002 for short-term disability insurance premiums in the amounts of $346, $403 and $403, respectively; (v) employer contributions for 2004, 2003 and 2002 to the CarrAmerica Realty Corporation Amended and Restated Executive Deferred Compensation Plan in the amounts of $8,457, $5,005 and $5,698, respectively; (vi) employer contributions for 2004, 2003 and 2002 for health and welfare benefits pursuant to the CarrAmerica CarrFlex Cafeteria Plan in the amounts of $3,550, $3,300 and $3,094, respectively; and (vii) cash value awards for 2004 and 2003 of $51,012 and $41,793, respectively.

Option Grants in Last Fiscal Year

No options were granted to the named executive officers during our last fiscal year.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End(1)(#)		Values of Unexercised In-the-Money Options/SARs at Fiscal Year-End(2)($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas A. Carr	51,250	$519,948	597,986	10,391	$3,989,212	$45,616
Philip L. Hawkins	82,389	526,063	299,937	8,313	1,987,286	36,494
Karen B. Dorigan	49,000	308,021	90,977	8,313	605,195	36,494
Stephen E. Riffee	25,000	290,319	37,468	4,157	253,172	18,249
Linda A. Madrid	24,968	208,641	10,000	4,157	33,750	18,249

(1)	Number of shares of our common stock underlying options granted under our 1997 Stock Option and Incentive Plan or shares of our common stock for which Class A Units of Carr Realty Holdings, L.P. underlying options granted under the 1993 Carr Realty Option Plan would have been redeemable.
(2)	Based on the last reported sale price of our common stock on the NYSE on December 31, 2004 of $33.00 per share.

Employment Contracts

Change-in-Control Arrangements. We have entered into change-in-control agreements with each of Thomas A. Carr, Philip L. Hawkins, Karen B. Dorigan, Stephen E. Riffee and Linda A. Madrid. These agreements generally provide that if within two years from the date of a “change in control” (as defined below), the employment of the executive with CarrAmerica is terminated without cause, or in the event that the executive terminates his or her employment with us based on a change in or diminishment of his or her responsibilities or a reduction in salary, such executive will be entitled to severance pay, including an amount equal to two times the executive’s base annual salary and bonus compensation with us. Further, these agreements provide that, upon a change in control, all restricted stock, stock options and other equity awards vest immediately. Additionally, the executive will be eligible for certain continued benefits (including, without limitation, medical, prescription, dental, vision, disability, life, accidental death and travel accident insurance benefits) from us during the ensuing two-year period. Each of the agreements with Messrs. Carr and Hawkins initially was in effect until May 6, 2002, and thereafter each agreement was eligible to be extended automatically for additional one-year periods. The agreements with Messrs. Carr and Hawkins have been automatically extended for additional one-year terms. The agreement with Ms. Dorigan, which initially was in effect until February 6, 2004, also has been extended automatically for additional one-year terms. The agreement with Mr. Riffee initially is in effect until April 1, 2005, and thereafter may be extended automatically for additional one-year terms. The agreement with Ms. Madrid initially is in effect until January 29, 2006, and thereafter may be extended automatically for additional one-year terms.

For purposes of each of these agreements, a “change in control” generally means any of the following events: (i) the consummation of a reorganization, merger or consolidation involving CarrAmerica, unless all or substantially all of the individuals or entities who were the beneficial owners of our voting securities continue to own at least 60% of the outstanding voting securities of the surviving entity in substantially the same proportions as their ownership immediately prior to the transaction and individuals representing at least a majority of the board of directors of the surviving entity were directors of our Board of Directors as of the respective dates of the agreements (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates);

(ii) individuals who, as of the respective dates of the agreements, constitute our Board of Directors (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of such dates) cease for any reason to constitute a majority of our Board of Directors; or (iii) the approval by our stockholders of our complete liquidation or dissolution or the sale or other disposition of more than 50% of our operating assets.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate our Securities and Exchange Commission filings, in whole or in part, the following Performance Graph, the Report of the Executive Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings.

STOCK PERFORMANCE GRAPH

The graph and the accompanying table compare the cumulative total stockholders’ return on our common stock with the index of equity REITs prepared by the National Association of Real Estate Investment Trusts, or NAREIT, and the S&P 500 Composite Stock Index for the period from December 31, 1999 through December 31, 2004. The calculations in the following graph and table assume that $100 was invested on December 31, 1999 in each of our common stock, the NAREIT Index and the S&P 500 Index and also assume reinvestment of all dividends. The closing sale price of the common stock on the NYSE was $32.20 per share on March 4, 2005.

*$100 invested on 12/13/99 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

The points on the graph represent the following numbers:

Last trading day of	CarrAmerica	S&P 500	NAREIT Equity
2004	$218	$89	$270
2003	184	80	205
2002	144	62	149
2001	161	80	144
2000	157	91	126
1999	100	100	100

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

CarrAmerica’s Executive Compensation Committee presents this report on our compensation policies as they affected the compensation reported above for our executive officers for fiscal year 2004.

The Executive Compensation Committee uses outside compensation consultants on at least a biennial basis to conduct comprehensive compensation reviews and provide information and advice on competitive compensation policies and practices and the reasonableness of the compensation paid to our executives. In these reviews, CarrAmerica’s consultants provide detailed competitive information on each of the three components of total direct compensation, using data from the real estate industry supplemented with data from other industries where appropriate. In addition, the committee periodically conducts reviews of long-term incentive compensation.

Executive Compensation Philosophy

To assist in attracting and retaining a highly motivated, performance-oriented executive management team, CarrAmerica provides competitive compensation opportunities that reward executives commensurate with corporate and individual performance. We believe that the use of performance objectives in determining compensation serves to motivate our executive officers to strive to enhance the long-term value of our shareholders’ investment in the company.

We implemented our executive officer compensation policies for 2004 based on a total direct compensation package consisting of three components: base salary; a short-term incentive opportunity; and a long-term incentive component.

Annual Compensation

Base Salaries. As a result of the committee’s review of competitive data and an assessment of general industry conditions, we concluded that for all of CarrAmerica’s executive officers base salaries in 2004 should remain unchanged compared with 2003.

Short-Term Incentives. We use short-term incentives to reward executive officers commensurate with CarrAmerica’s corporate performance as well as individual performance. Early in fiscal year 2004 the Executive Compensation Committee established short-term incentive targets for each executive officer equal to a percentage of that executive officer’s base salary. These target amounts generally were unchanged from the levels set for the same executive officers in 2003, and ranged from 50% to 110% of base salaries. Payments relative to the short-term incentive targets were to be based on three factors:

•	corporate performance relative to a target for funds from operations (FFO) per share;

•	achievement of individual quantitative financial and operational goals; and

•	a qualitative component at management’s recommendation, contingent upon approval by the Executive Compensation Committee.

Reflecting the committee’s assessment of performance against these factors, short-term incentives paid to executive officers for 2004 ranged between 122% and 136% of their targeted amounts.

Long-Term Incentive

A primary purpose of long-term incentive compensation as a component of our compensation structure is to align the financial interests of our executive officers with those of our stockholders. In general, our goal is to set total direct compensation for our executive officers at a level competitive with the executive officers of peer group REITs and, where appropriate, with peer group public companies based on total market capitalization. Long-term incentives for executive officers are granted on an annual basis. In 2004, the long-term incentives paid to executive officers was 100% of their targeted amounts.

Restricted Stock and Cash Value Awards. In 2004, we continued with our shift away from the use of stock options as the principal component of our long-term incentive program. In 2004, as in 2003, we used both restricted stock and cash value awards as long-term incentive compensation for our executive officers. These types of long-term incentive awards minimize the potential dilution of our stockholders and reduce stock option overhang.

To encourage retention and align the financial interests of our executive officers with shareholders, our restricted stock and cash value awards vest over a specified period of time. Accordingly, an employee generally must remain with CarrAmerica for a period of years to receive the full economic benefit of a restricted stock grant or a cash value award.

Stock Ownership Guidelines

In 2003, we established Stock Ownership Guidelines for Executive Officers. Depending on the position held, these guidelines require that our executive officers own a minimum value of two to five times their base salary in CarrAmerica stock. The guidelines set forth an expectation by the Executive Compensation Committee that these ownership levels will be reached within a five-year period.

Chief Executive Officer Compensation

For 2004, we granted our Chief Executive Officer a payment equal to 122% of his target short-term incentive based upon what the Executive Compensation Committee deemed to be excellent individual and corporate performance in challenging operating conditions. In 2004, the Executive Compensation Committee also granted our Chief Executive Officer a long-term incentive award comprised of restricted stock and cash value awards at 100% of his target based on its determination that our Chief Executive Officer continued to be very effective in implementing our strategic plan, developing and retaining our management team, and implementing our capital and business plans.

We determined that the compensation reported for our Chief Executive Officer for 2004 was in substantial conformity with the policies described above for all of our other executive officers. We also confirmed that, compared with other company executives of other REITs within our peer group, a greater percentage of our Chief Executive Officer’s total compensation should be dependent on short- and long-term incentive targets rather than base salary.

Deductibility of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless the compensation is paid under a program that has satisfied stockholder approval requirements and the compensation is “performance-based.” If a portion of this compensation expense is not deductible from our taxable income, the amount of our required distribution to shareholders for REIT purposes will increase and the amount of any distribution to shareholders that is treated as a taxable dividend (instead of as a nontaxable return of capital) will increase. In addition, any portion of a nondeductible compensation expense that is attributable to one of our taxable subsidiaries will increase the net taxable income and, accordingly, the tax liability of that subsidiary. Our restricted stock and cash value awards in 2004 are subject to the $1 million deduction limitation because they vest over time and are not considered “performance-based” within the meaning of Section 162(m). The Executive Compensation Committee believes that a substantial portion of the compensation awarded to our executive officers as annual cash bonuses would be exempted from the $1 million deduction limitation. Although we are mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Executive Compensation Committee

Timothy Howard

Andrew F. Brimmer

Joan Carter

Robert E. Torray

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Timothy Howard, Andrew F. Brimmer, Joan Carter, and Robert E. Torray served on the Executive Compensation Committee of our Board of Directors during 2004. None of these individuals were or ever have been an employee of CarrAmerica or any of our subsidiaries.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited consolidated financial statements of CarrAmerica for fiscal year 2004 with CarrAmerica’s management, and also has discussed with KPMG LLP, CarrAmerica’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP the independence of KPMG LLP from CarrAmerica. In addition, the Audit Committee has considered whether the provision of services by KPMG LLP falling under the headings “Audit-Related Fees” and “Tax Fees” is compatible with maintaining the independence of KPMG LLP from CarrAmerica.

Based on the foregoing, the Audit Committee recommended to CarrAmerica’s Board of Directors that CarrAmerica’s audited consolidated financial statements for fiscal year 2004 be included in CarrAmerica’s annual report on Form 10-K for the year ended December 31, 2004.

Audit Committee

Andrew F. Brimmer

Joan Carter

Timothy Howard

Wesley S. Williams, Jr.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 4, 2005 for:

•	each person known by us to be the beneficial owner of more than 5% of the outstanding common stock;

•	each of our current directors, Mr. Bryce Blair, a new nominee, and each named executive officer; and

•	all of our directors and executive officers as a group (but excluding the new director nominee).

Unless otherwise indicated in the footnotes, all such securities are owned directly by the named person and such person identified as the beneficial owner has sole voting and investment power. For purposes of the following table, the number of shares of our common stock that is beneficially owned by each of the persons named below represents the aggregate of (a) shares of our common stock, including restricted stock, such person holds, (b) shares of our common stock that may be issued to such person upon exercise of options that are exercisable or issuable through May 3, 2005, the 60th day from March 4, 2005, and (c) the number of shares of our common stock for which Class A Units of Carr Realty Holdings, L.P. (“CRHLP Units”) held by such person are redeemable (if we elect to issue shares rather than pay cash upon such redemption). The extent to which a person holds shares of our common stock (including restricted common stock), options to purchase our common stock, and/or CRHLP Units is set forth in the footnotes. As of March 4, 2005, the number of shares of our common stock, CRHLP Units and units of CarrAmerrica Realty, L.P. (“CARLP Units”) deemed outstanding were 55,245,132 shares, 4,197,239 units and (other than such units held by us) 1,017,913 units (other than such units held by us), respectively.

Name and Address of Beneficial Owner	Number of Shares/Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares & Units(2)
More Than 5% Beneficial Owner

Cohen & Steers, Inc.(3) 757 Third Avenue New York, NY 10017	8,080,352	14.63%	13.36%

Stichting Pensioenfonds ABP(4) Oude Lindestraat 70, Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	4,476,000	8.10%	7.40%

JPMorgan Chase & Co.(5) 270 Park Avenue New York, NY 10017	3,655,873	6.62%	6.05%

Barclays Global Investors, NA(6) 45 Fremont Street San Francisco, CA 94105	2,813,193	5.09%	4.65%

Directors (including nominees)

Bryce Blair AvalonBay Communities, Inc. 2900 Eisenhower Avenue Alexandria, VA 22314	0	*	*

Andrew F. Brimmer(7) Brimmer & Company 4400 MacArthur Boulevard, NW Washington, DC 20007	23,124	*	*

Name and Address of Beneficial Owner	Number of Shares/Units Beneficially Owned	Percent of All Shares(1)	Percent of All Shares & Units(2)

Thomas A. Carr(8) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	755,668	1.35%	1.24%

Joan Carter UM Holdings, Ltd. 56 N. Haddon Avenue, P.O. Box 200 Haddonfield, NJ 08033	2,000	*	*

Philip L. Hawkins(9) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	381,678	*	*

Timothy Howard(10) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	65,797	*	*

Robert E. Torray(11) Robert E. Torray & Co. Inc. 7501 Wisconsin Ave., Suite 1100 Bethesda, MD 20814	222,000	*	*

Wesley S. Williams, Jr.(12) Lockhart Cos. Inc. #44 Estate Thomas St. Thomas, USVI 00802	48,325	*	*

Named Executive Officers

Karen B. Dorigan(13) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	153,963	*	*

Linda A. Madrid(14) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	44,971	*	*

Stephen E. Riffee(15) CarrAmerica Realty Corporation 1850 K Street, NW Washington, DC 20006	69,835	*	*

All directors and executive officers as a group (excluding the new director nominee (10 persons))(16)	1,767,361	3.13%	2.87%

*	Less than 1%.
(1)

The total number of shares deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 55,245,132 share of our common stock outstanding as of March 4, 2005, (b) the number of shares of our common stock that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 4, 2005, and (c) the number of shares of our common stock issuable to such person(s) upon redemption of all CRHLP Units beneficially owned by such person(s). The total number of shares outstanding does not assume, however, that options, CRHLP Units or CARLP Units held by other persons are exercised or redeemed for shares of our common stock.

(2)	The total number of shares and units deemed outstanding and used in calculating this percentage for the named person(s) is the sum of (a) 55,245,132 share of our common stock outstanding as of March 4, 2005, (b) 4,197,239 CRHLP Units outstanding as of March 4, 2005 (other than such units held by us), (c) 1,017,913 CARLP Units outstanding as of March 4, 2005 (other than such units held by us), and (d) the number of shares of our common stock that are issuable to such person(s) upon exercise of options that are exercisable within 60 days of March 4, 2005. The total number of shares outstanding does not assume, however, that options held by other persons are exercised for shares of our common stock.
(3)	Based on Schedule 13G/A filed on February 14, 2005 pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Cohen & Steers, Inc. Represents 8,053,550 shares of our common stock over which Cohen & Steers, Inc. has sole dispositive power and 7,385,050 of such shares with respect to which Cohen & Steers, Inc. has sole voting power. Cohen & Steers Capital Management, Inc., a subsidiary of Cohen & Steers, Inc., reported sole voting power of 7,385,050 of such shares and dispositive power over 8,053,550 of such shares. Houlihan Rovers SA, a subsidiary of Cohen & Steers, Inc., reported sole voting and dispositive power over 26,802 of the shares reported by Cohen & Steers, Inc.
(4)	Based on Schedule 13G filed on February 3, 2005 pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Stichting Pensioenfonds ABP. Represents 4,476,000 shares of our common stock over which Stichting Pensioenfonds ABP has sole dispositive and voting power.
(5)	Based on Schedule 13G filed on February 11, 2005 pursuant to Section 13(g) of the Securities Exchange Act of 1934 by JPMorgan Chase & Co. Represents 3,599,453 shares of our common stock over which JPMorgan Chase & Co. has sole dispositive power and 2,266,900 of such shares with respect which JPMorgan Chase & Co. has sole voting power.
(6)	Based on Schedule 13G filed on February 14, 2005 pursuant to Section 13(g) of the Securities Exchange Act of 1934 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, Palomino Limited and HYMF Limited. In the Schedule 13G, the reporting entities do not affirm the existence of a group. The Schedule 13G discloses that the reporting entities, taken as a whole, had sole voting and sole dispositive power as to 2,624,165 shares and 2,813,193 shares, respectively, and did not have shared power as to any shares.
(7)	Dr. Brimmer owns 1,100 shares of our common stock, 1,000 shares of our restricted common stock and options to purchase 21,024 shares of our common stock which are exercisable within 60 days of March 4, 2005.
(8)	Mr. Carr individually owns 74,539 shares of our common stock, 52,560 shares of our restricted common stock, and 15,106 CRHLP Units. Mr. Carr has options to purchase 608,377 shares of our common stock which are exercisable within 60 days of March 4, 2005. Mr. Carr also holds 2,179 shares of our common stock jointly with his wife. In addition, his children hold an aggregate of 2,907 CRHLP Units. The Oliver Carr Company, of which he was a director, owns 482,509 shares of our common stock and 514,707 CRHLP Units. Two trusts, of which Mr. Carr is a beneficiary, own a majority of the common stock of The Oliver Carr Company. Mr. Carr disclaims beneficial ownership of these shares and units that are owned by The Oliver Carr Company.
(9)	Mr. Hawkins owns 33,046 shares of our common stock, 40,382 shares of our restricted common stock, and options to purchase 308,250 shares of our common stock which are exercisable within 60 days of March 4, 2005. The number of shares shown for Mr. Hawkins excludes 37,598 shares of our common stock that are issuable to Mr. Hawkins as a result of the vesting of 37,598 restricted stock units, the receipt of which has been deferred at Mr. Hawkins’ election pursuant to the terms of a deferral agreement.

(10)	Mr. Howard owns 1,000 shares of our common stock and 1,000 shares of our restricted common stock and has options to purchase 63,797 shares of our common stock which are exercisable within 60 days of March 4, 2005.
(11)	Mr. Torray individually owns 201,000 shares of our common stock and 1,000 shares of our restricted common stock. In addition, his wife owns 20,000 shares of our common stock. Two investment funds that are managed by Robert E. Torray & Co. Inc., of which Mr. Torray is the founder and Chairman, collectively own 1,345,000 shares of our common stock. Mr. Torray disclaims beneficial ownership of these shares that are owned by the investment funds.
(12)	Mr. Williams owns 1,200 shares of our common stock, 1,000 shares of our restricted common stock and options to purchase 46,125 shares of our common stock which are exercisable within 60 days of March 4, 2005.
(13)	Ms. Dorigan owns 35,121 shares of our common stock, 19,552 shares of our restricted common stock, and options to purchase 99,290 shares of our common stock which are exercisable within 60 days of March 4, 2005. The number of shares shown for Ms. Dorigan excludes 6,684 shares of our common stock that are issuable to Ms. Dorigan as a result of the vesting of 6,684 restricted stock units, the receipt of which has been deferred at Ms. Dorigan’s election pursuant to the terms of a deferral agreement.
(14)	Ms. Madrid owns 17,303 shares of our common stock, 13,511 shares of our restricted common stock, and options to purchase 14,157 shares of our common stock which are exercisable within 60 days of March 4, 2005. The number of shares shown for Ms. Madrid excludes 4,177 shares of our common stock that are issuable to Ms. Madrid as a result of the vesting of 4,177 restricted stock units, the receipt of which has been deferred at Ms. Madrid’s election pursuant to the terms of a deferral agreement.
(15)	Mr. Riffee owns 7,218 shares of our common stock, 20,992 shares of our restricted common stock, and options to purchase 41,625 shares of our common stock which are exercisable within 60 days of March 4, 2005. The number of shares shown for Mr. Riffee excludes 2,139 shares of our common stock that are issuable to Mr. Riffee as a result of the vesting of 2,139 restricted stock units, the receipt of which has been deferred at Mr. Riffee’s election pursuant to the terms of a deferral agreement.
(16)	Includes an aggregate of 395,706 shares of our common stock, 150,997 shares of our restricted common stock, options to purchase 1,202,645 shares of our common stock which are exercisable within 60 days of March 4, 2005, and 18,013 CRHLP Units that are beneficially owned by all of our directors and our executive officers as a group, as more fully described in footnotes 7 to 15 above.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Real Estate Services

We provide leasing and property management, construction and development management, and other real estate services for a fee to several entities in which a director, executive officer, or one of their immediate family members has an interest. These transactions are described in more detail below.

•	We provide real estate services to The Oliver Carr Company and its subsidiaries and affiliates (OCCO). OCCO is owned by a trust of which Thomas A. Carr, our Chairman of the Board of Directors and Chief Executive Officer, and several of his immediate family members are beneficiaries. Oliver T. Carr, Jr., Thomas A. Carr’s father, serves as trustee of the trust and Thomas A. Carr was a director of OCCO until March 2005. We received $846,924 and $156,515 for these services during 2004 and for the period from January 1, 2005 through March 15, 2005, respectively.

•	We provide real estate services to Carr Capital Corporation and its subsidiaries, in which OCCO, Oliver T. Carr, Jr. and Oliver T. Carr, III, Mr. Thomas A. Carr’s brother, have interests. We received $454,405 for these services during 2004.

•	We provide real estate services to a joint venture in which we, OCCO, Oliver T. Carr, Jr., and Martha Carr, Mr. Thomas A. Carr’s mother, have interests. We received $693,532 and $94,517 for these services during 2004 and for the period from January 1, 2005 through March 15, 2005, respectively.

•	In 2004, we represented Preferred Offices, LLC in connection with its lease of office space in Washington, D.C. for which we received $239,627 during 2004. Preferred Offices, LLC is owned by Oliver T. Carr, Jr.

Indemnification Obligations

In connection with the HQ Global Workplaces, Inc./VANTAS Incorporated merger transaction in June 2000, we agreed to indemnify all of the individuals who served as directors of HQ Global at the time of the transaction, including Messrs. Thomas A. Carr, our Chief Executive Officer and Chairman of the Board of Directors, and Philip L. Hawkins, our President, Chief Operating Officer and director, with respect to any losses incurred by them that may arise out of certain litigation matters, which losses are not covered from reimbursement by HQ Global or by insurance proceeds. It was expected at the time that these former directors would be indemnified against any of these losses by HQ Global, as required by HQ Global’s certificate of incorporation and bylaws. HQ Global indicated that it did not intend to satisfy its indemnity obligation to these directors. As a result, we have paid the costs incurred by these directors in connection with the above litigation matters. During 2004, we paid approximately $147,013 in legal expenses pursuant to this indemnification arrangement. In February 2005, we settled the litigation and obtained a release of claims against all defendants, including Messrs. Carr and Hawkins, in consideration of a payment of $1.2 million.

In connection with litigation filed by Broadband Office, Inc. and the official committee of unsecured creditors of Broadband Office, Inc. against, among other defendants, Philip L. Hawkins relating to his service as a member of the board of directors of Broadband Office, Inc., our Board of Directors authorized us to advance the legal expenses incurred by Mr. Hawkins in defending the action. As a result, during 2004, we paid $91,666 in legal expenses pursuant to this indemnification arrangement. In June 2004, we settled the litigation and obtained a release of claims against all defendants, including Mr. Hawkins, in consideration of a payment of $175,000.

Employment

Robert O. Carr, the brother of Mr. Thomas A. Carr, is President of CarrAmerica Urban Development, LLC, one of our indirect wholly-owned subsidiaries. From January 1, 2004 through March 15, 2005, we paid Mr. Robert Carr the following amounts:

Year	Salary		Bonus		Restricted Stock and Cash Value Awards
2005	$44,057	(1)	$327,047	(2)	$72,143	(4)
2004	223,870		265,887	(3)	72,128	(4)

(1)	Salary paid in 2005 through March 15, 2005.
(2)	Paid in 2005 for the year ended December 31, 2004.
(3)	Paid in 2004 for the year ended December 31, 2003.
(4)	Mr. Carr was awarded 2,237 shares of restricted stock on February 16, 2005 and 1,680 shares of restricted stock on February 27, 2004 under our 1997 Stock Option and Incentive Plan. Based on the closing price our common stock on the grant dates, the value of 2005 and 2004 restricted stock grants were $72,143 and $54,096, respectively. In addition, Mr. Carr received a cash value award of $18,032 on February 27, 2004 in recognition of his services during 2003 based on the last reported sale price of our common stock on the NYSE on February 27, 2004 of $32.20 per share. The shares of restricted stock vest ratably over a four-year period, assuming Mr. Carr is still an employee of CarrAmerica or one of our subsidiaries, such as CarrAmerica Urban Development, LLC or otherwise eligible for vesting on the vesting date. On each vesting date, the grantee receives shares representing 25% of the total number of shares of restricted stock. The grantee is entitled to current voting rights and dividend payments (such dividends were $0.50 per share for each quarter of 2004) under the terms of the grantee’s restricted stock agreements. The cash value awards vest annually in equal amounts over a four-year period on each anniversary date of the grant, assuming Mr. Carr is still an employee of CarrAmerica or one of our subsidiaries, such as CarrAmerica Urban Development, LLC or otherwise eligible for vesting on the vesting date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the NYSE. Such executive officers, directors and greater than ten percent stockholders are required by the Securities and Exchange Commission to furnish us with copies of all Forms 3, 4 and 5 they file.

Based on our review of the copies of such forms we have received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than ten percent stockholders complied with the Section 16(a) filing requirements applicable to them with respect to transactions during 2004, with the exception that one late filing was made in 2004 by (a) each of our five independent directors regarding 1,000 shares of restricted stock that we granted to each such director in April 2004, and (b) our Chief Executive Officer, and our Controller and Treasurer relating to the disposition of 6,007 and 252 shares of our common stock, respectively, for the payment of taxes upon the vesting of their restricted stock.

OTHER MATTERS

Our management knows of no other matters that may be presented for consideration at the annual meeting. If any other matters properly come before the meeting, however, the holders of proxies solicited by this proxy statement intend to vote such proxies as recommended by our Board of Directors or, if no such recommendation is given, in accordance with their judgment on such matters. If a stockholder proposal that was excluded from this proxy statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposal.

STOCKHOLDER PROPOSALS

Proposals of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be presented at the 2006 annual meeting must be received by our Corporate Secretary on or before November 29, 2005 to be considered for inclusion in our proxy material.

In addition, any stockholder who wishes to propose a nominee to our Board of Directors or submit any other matter to a vote at a meeting of our stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Section 3.11 of our bylaws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon request. In general, any such notice must be received by us no sooner than January 28, 2005 and no later than February 27, 2006, subject to the limited exceptions described in Section 3.11 of our bylaws. If a stockholder nomination or proposal is received after the date specified in the advance notice provisions, our proxy for next year’s annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy statement.

MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS

We are sending only one annual report and proxy statement to stockholders that share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, they may telephone Stephen M. Walsh at (202) 729-1700 or write to CarrAmerica Realty Corporation at 1850 K Street, N.W., Washington, D.C. 20006, Attention: Stephen M. Walsh, Senior Vice-President, Capital Markets. If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting us in the same manner.

*     *     *     *

Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

FORM OF PROXY CARD

CARRAMERICA REALTY CORPORATION

THIS PROXY IS SOLICITED BY AND ON

BEHALF OF THE

BOARD OF DIRECTORS

P R O X Y	REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 28, 2005

The undersigned hereby appoints Linda A. Madrid and Ann Marie Pulsch, or either of them, proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of CARRAMERICA REALTY CORPORATION that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said company to be held on April 28, 2005, and at any and all adjournments or postponements thereof.

Receipt of the Company’s Notice of Annual Meeting of Stockholders and proxy statement is acknowledged.

IMPORTANT — THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☐	Please mark votes as in this example.

This Proxy, when properly executed, will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors’ nominees for director and FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

				FOR	AGAINST	ABSTAIN
1.	To elect seven directors to serve for one year terms:	2.	Ratify the appointment of KPMG LLP as CarrAmerica’s independent registered public accounting firm for the fiscal year ending December 31, 2005	☐	☐	☐
Nominees:
Bryce Blair	Andrew F. Brimmer
Thomas A. Carr	Joan Carter
Philip L. Hawkins	Robert E. Torray
Wesley S. Williams, Jr.

☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES ONLY: (write the name(s) in the space below)
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

		To change the address, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor as a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signor is a partnership, please sign in partnership name by authorized person.

SIGNATURE: ______________________ DATE: ____________ SIGNATURE: ______________________ DATE: ____________